Exhibit 10.61
The following

Separation Agreement

is concluded

between the company

Cooper Standard Europe GmbH
Fred- Joachim- Schoeps- Str. 55
68535 Edingen-Neckarhausen

–hereinafter referred to as “Company“ -
and

Mr. Juan Fernando de Miguel Posada
Albert-Ueberle-Str. 16
69120 Heidelberg

–hereinafter referred to as “Employee“.

§ 1 Termination of contract
The parties agree that the employment relationship between Company and Employee will end as of December 31, 2021. As of July 1, 2020 the employee will be on garden leave and irrevocably released from work.
§ 2 Remuneration
The employee’s monthly base salary will continue to be paid until the end of the garden leave. The AIP Bonus will continue to be paid for the years 2020 and 2021, the payout will be depending on the company results and the AIP terms.
§ 3 Accommodation
The company will continue to pay the employee’s current accommodation cost in Heidelberg until the end of 2021. At the end of the rental period the Company will reimburse to the Employee removal cost up to 5.000 Euro against receipt to return furniture from Germany to Spain.
§ 4 Monthly Allowance
The monthly allowance of 2,500.- Euro net will continue to be paid by the company until the end of 2021.
Cooper Standard Europe GmbH - Sitz in Edingen-Neckarhausen
Eingetragen unter HRB 729281 beim Registergericht Mannheim
Geschäftsführer: Juan Fernando de Miguel Posada, Francisco Gaspar Hernández, Dr. Joachim Hosenfeld, Klaas Uphoff

Separation Agreement Cooper Standard Europe GmbH/ Fernando de Miguel; Page 2 of 4

§ 5 Long Term Incentive Plan (LTIP)
The LTIP terms continue to apply until the end of the employment with the company. The LTIPs granted to the employee will continue to vest also during the garden leave period. No additional LTIP grants for the years 2020 or later will be made.
The minimum holding requirements for GLT members will not apply to the employee once the garden leave period has commenced.
§ 6 Company Car
The employee is entitled to a company car until December 31, 2021 at the current terms and conditions.
§ 7 Company Pension
The company will continue to pay 15% of the employee’s base salary into the external pension plan with Allianz insurance until December 31, 2021. The Allianz insurance will pay directly to the employee either a lumpsum or a monthly rent after he reaches the retirement age.
§ 8 Germany State Pension
The company will continue to pay the mandatory contributions to the state pension and social security system until the end of the garden leave. Any state pension is paid directly to the employee when he reaches the retirement age.
§ 9 Health insurances
The company will pay the mandatory contributions to the German health insurance of the employee until the end of the garden leave. Additionally, the company will continue to reimburse the cost of a supplementary health insurance for the employee and his wife until the end of the garden leave.
§ 10 Business and trade secrets
The Employee undertakes to keep any matters and transactions he obtains knowledge of in the course or on the occasion of his working for the Employer strictly confidential, even after the termination of his employment, and to comply with any instructions as to secrecy given to him. This obligation shall not apply to any knowledge that has become part of the public domain, whose disclosure is clearly without detriment to the Employer or which the Employee is obliged to disclose due to legal requirements. In case of doubt, the Employee shall be obliged to obtain
Cooper Standard Europe GmbH - Sitz in Edingen-Neckarhausen
Eingetragen unter HRB 729281 beim Registergericht Mannheim
Geschäftsführer: Juan Fernando de Miguel Posada, Francisco Gaspar Hernández, Dr. Joachim Hosenfeld, Klaas Uphoff

Separation Agreement Cooper Standard Europe GmbH/ Fernando de Miguel; Page 3 of 4
instructions from the Employer as to whether a specific fact needs to be treated confidentially or not.
§ 11 Company documents
The Employee further undertakes to return, in proper condition, all and any objects made available to him or obtained by him in the course of his activities (including but not limited to access authorisations, code cards, keys, notebook and mobile phone), documents, papers and notes as well as any data and notes recorded on electronic or other data carriers and including the respective data carriers at the Employer’s domicile on his/her last working day. The Employee shall not have the right to retain any of the items specified herein. The Employee permits the Employer to access his email account for official purposes.
§12 Declaration of settlement
With the exception of the financial and other claims provided for in the present agreement, any other claims of the Employee against the Employer shall be deemed to have been settled.
§ 13 Written form
Any supplements, changes and amendments to this agreement must be made in writing in order to be valid. This shall also apply to the waiver of written form. The parties did not make any verbal collateral agreements.
§ 14 Instruction
The Employee is hereby instructed that impediments or disadvantages regarding his right to receive unemployment benefits under the 3rd book of the German Code of Social Law (Sections 143, 143a, 144, 128 of the Code of Social Law III) may result from this agreement and that the competent job centre is authorised and entitled to provide information about this. In addition to this, the Employee is expressly advised that – to prevent his entitlement to unemployment benefit from being suspended for the period of disqualification because of his delayed reporting as a job-seeker – he is obliged to report personally to the job centre not later than three months prior to the termination of his/her employment and to start actively looking for a job. If less than three months lie between the Employee’s being informed about the date of termination and the termination of his employment, the Employee shall report to the job centre within three days upon his being informed about the date of termination (Sections 38, 144 Subsect. 1 N. 7, 144 Subsect. 6, 128, Subsect. 1 No. 3 of the Code of Social Law III).

Cooper Standard Europe GmbH - Sitz in Edingen-Neckarhausen
Eingetragen unter HRB 729281 beim Registergericht Mannheim
Geschäftsführer: Juan Fernando de Miguel Posada, Francisco Gaspar Hernández, Dr. Joachim Hosenfeld, Klaas Uphoff

Separation Agreement Cooper Standard Europe GmbH/ Fernando de Miguel; Page 4 of 4
§ 15 Prohibition of Competition
Both parties agree and explicitly confirm that § 16 of the employee’s initial service contract which commenced on March 1, 2013 (Wettbewerbsverbot / Prohibition of Competition) continues to be in force until the end the garden leave period on December 31, 2021.
§ 16 Continued validity of initial contract provisions
Both parties agree that all provisions of the employee’s initial service contract which commenced on March 1, 2013 continue to be in force until the end the garden leave period on December 31, 2021 unless they have been amended in this separation agreement.
§ 17 Severability clause
Should one or several provisions contained in this agreement be or become invalid, this shall not affect the validity of the remaining provisions. The invalid or unenforceable provision shall be replaced by a valid, workable or enforceable provision coming closest to what the parties originally intended. Should this agreement contain a gap, the parties shall close such gap by a valid provision containing what the parties would have agreed upon had they been aware of such gap.
Edingen- Neckarhausen, October 22, 2019

Cooper Standard Europe GmbH

/s/ KlaasUphoff                    /s/ Fernando de Migue
Klaas Uphoff                        Fernando de Miguel
VP HR Global Manufacturing & Europe  Employee

Approved:

/s/ Larry Ott
Larry Ott
SVP and Chief HR Officer
Cooper-Standard Automotive Inc.

/s/ Jeffrey S. Edwards
Jeffrey S. Edwards, Chairman and
Chief Executive Officer
Cooper-Standard Automotive Inc.
Cooper Standard Europe GmbH - Sitz in Edingen-Neckarhausen
Eingetragen unter HRB 729281 beim Registergericht Mannheim
Geschäftsführer: Juan Fernando de Miguel Posada, Francisco Gaspar Hernández, Dr. Joachim Hosenfeld, Klaas Uphoff